Exhibit 99.2

Oral Presentation at EHA, Stockholm, Sweden (June 13-16, 2013)
Abstract:  Updated Interim Results of an International, Multicenter, Phase 2 Study of Ibrutinib (PCI-32765) in Relapsed or Refractory Mantle Cell Lymphoma
Date/Time: June 16, 2013, 11:00 AM-11:15 AM
Location:  Hall A7

Simon Rule 1, Michael L. Wang 2, Peter Martin 3, Rebecca Auer 4, Brad S. Kahl 5, Wojciech Jurczak 6, Ranjana H. Advani 7 , Jorge Romaguera 2, Michael Williams 8, Jacqueline Barrientos 9, Ewa Chmielowska 10, John A. Radford 11, Stephen Stilgenbauer 12, Vina Troung 13, Jesse McGreivy 14, Fong Clow 14, Darrin Beaupre 14, Lori Kunkel 14, Andre Goy 15, Kristie A. Blum 16

1Department of Haematology, Derriford Hospital, Plymouth, United Kingdom, 2Dept. of Lymphoma/Myeloma, The University of Texas MD Anderson Cancer Center, Houston, TX, 3Division of Hematology-Oncology, Weill Cornell Medical College, New York, NY, United States, 4Department Haemato-oncology, Barts Health NHS Trust, London, United Kingdom, 5Department of Medicine-Hematology/Oncology, University of Wisconsin, Madison, WI, United States, 6Department of Haematology, Jagiellonian University, Warsaw, Poland, 7Department of Medicine, Division of Oncology, Stanford University Medical Center, Stanford, CA, 88University of Virginia School of Medicine, Charlottesville, VA, 9CLL Research and Treatment Program, Division of Hematology and Medical Oncology, Department of Medicine, Hofstra North Shore-LIJ, New Hyde Park, NY, United States, 10Centrum Onkologii, Oddzial Kliniczny Onkologii , Bydgoszcz, Poland, 11University of Manchester and the Christie NHS Foundation Trust, Manchester, United Kingdom, 12Klinik fur Innere Medizin II, Universitatsklinikum Ulm, Ulm, Germany, 13Clinical Operations, 14Pharmacyclics, Inc., Sunnyvale, CA, 15John Theurer Cancer Center at Hackensack University Medical Center, Hackensack, NJ, 16The Ohio State University, Columbus, OH, United States

Background: Bruton’s tyrosine kinase (BTK) is a central mediator of B-cell receptor (BCR) signaling essential for normal B-cell development. Ibrutinib is an oral BTK inhibitor that induces apoptosis and inhibits migration and adhesion of malignant B-cells. Mantle cell lymphoma (MCL) is an aggressive non-Hodgkin lymphoma subtype, and despite high initial responses to standard therapy, patients often relapse. Preliminary results in 51 evaluable patients demonstrated ibrutinib induced rapid nodal responses in relapsed or refractory MCL (Wang, ASH 2011). Interim results for the fully enrolled study, PCYC-1 104, were reported (Wang, ASH 2012), and a longer follow-up resulted in a higher overall response rate (ORR). Updated results of this international, multicenter, phase 2 study of single agent ibrutinib in relapsed or refractory MCL will be presented.

Aims: Objectives of the study were to assess ORR, duration of response (DOR), overall survival (OS), progression free survival (PFS) and the safety and tolerability of ibrutinib as a single agent in relapsed or refractory MCL.

Methods: Relapsed or refractory MCL patients who were either bortezomib-naïve or bortezomib-exposed were enrolled. All patients had the study explained to them prior to their enrollment and voluntarily consented to participate in the study. Ibrutinib 560 mg PO QD was administered continuously until disease progression. Tumor response was assessed every 2 cycles (one cycle = 28 days).  The study enrolled 115 patients (65 bortezomib-naïve, 50 bortezomib-exposed); 111 patients were treated; 110 were evaluable for response. Baseline characteristics included: median age 68 yrs, median time since diagnosis 42 months, median number of prior treatments 3; bulky disease (>10 cm) 13%, prior stem cell transplant 10%, high risk MIPI 49%.

Results: Safety data is reported for 111 patients. Treatment-emergent adverse events (AEs) seen in ~ 20% of patients included: diarrhea (40%), fatigue (36%), URI (23%), nausea (23%), and dyspnea (21%). Grade 3 AEs included neutropenia (13%), anemia (8%), thrombocytopenia (7%), abdominal pain (5%), diarrhea (5%), dyspnea (5%), and pneumonia (5%). Grade 4 treatment-related AEs included: neutropenia (7%), hyperuricaemia (2%), pancytopenia (1%), thrombocytopenia (1%), and sepsis (1%). One Grade 5 pneumonia was reported as treatment-related.  Median time on study was 9.2 months; 47% of patients remain on therapy. Median PFS was 13.9 months and DOR has not yet been reached.  Boretezomib-naive (n=63): ORR=65%; CR=21%; PR=44% Bortezomib-exposed(n=47): ORR=72%; CR=23%; PR=49% Total (all patients, n=110): ORR=68%; CR=22%; PR=46%.  Response rates increased with longer treatment. With longer follow-up of the initially reported subset of 51 patients described at ASH 201 1(median time on treatment then was 3.7 months, now 14.7 months), the CR rate increased from 16% to 39%, and the ORR increased from 69% to 75%.

Summary / Conclusion: Analysis upon longer follow-up demonstrates the durability of responses and confirms the unprecedented single agent activity of ibrutinib in relapsed or refractory MCL. The treatment-emergent AEs were consistent with safety data previously reported. Pivotal studies in relapsed or refractory MCL have been initiated.

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Further updates are planned to be presented at the oral presentation at EHA.